EXHIBIT 23.1




               CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated
February 24, 1999, except as to the stock split as discussed in
Note 12, which is as of June 25, 1999, and the pooling of interests as discussed in Note 1, which is as of August 31, 1999, relating to the financial statements for the year ended
December 31, 1998, which appears in Bindley Western Industries, Inc.'s Report on Form 8-K dated November 17, 1999. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Indianapolis, Indiana
November 15, 1999